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                                                                     EXHIBIT 8.1


                        [ANDREWS & KURTH L.L.P. LETTERHEAD]


                                  January 8, 1998


Ocean Energy, Inc.
8440 Jefferson Highway
Suite 420
Baton Route, LA 70809

                                    TAX OPINION

Gentlemen:

     We have acted as counsel for Ocean Energy, Inc., a Delaware corporation (the "Company"), in connection with the Agreement and Plan of Merger, dated as of December 22, 1997, among OEI Holding Corporation, a Delaware corporation ("Newco"), United Meridian Corporation, a Delaware corporation ("UMC"), and the Company (as amended by Amendment No.1 thereto, dated as of January 7, 1998, the "Merger Agreement"), pursuant to which (i) Newco, a newly formed Delaware corporation, will be merged with and into the Company and (ii) UMC will be merged with and into Company.

     All statements of legal conclusions attributable to us in the discussion under the caption "Certain U.S. Federal Income Tax Consequences of the Mergers" in the prospectus included in the Registration Statement on Form S-4 of Ocean Energy, Inc. filed in respect of the transactions contemplated in the Merger Agreement reflect our opinion with respect to the matters set forth therein.

     We hereby consent to the references to our firm and this opinion contained in the prospectus included in the Registration Statement.

                                              Very truly yours,

                                              /s/ Andrews & Kurth L.L.P.


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